Exhibit 99.1

News Release

General Inquiries: (877) 847-0008 www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
(877) 847-0009

Constellation Energy Partners

Reports Third Quarter 2010 Results

HOUSTON—(BUSINESS WIRE)—Nov. 5, 2010—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported third quarter 2010 results.

The company produced 3,758 MMcfe during the quarter, for average daily net production of 40.8 MMcfe, and 11,363 MMcfe for the year-to-date ending September 30, 2010. Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $3.52 per Mcfe during the quarter and $3.44 for the year-to-date.

During the quarter, the company completed 10 net wells and recompletions in the Cherokee Basin with total capital spending of $3.6 million. Through September 30, 2010, the company completed 18 net wells and recompletions and had an additional 17 net wells and recompletions in progress, all in the Cherokee Basin.

The company recorded net income before charges of $3.3 million for the quarter, which excludes a $270.4 million non-cash impairment charge related to Cherokee Basin and Woodford Shale assets. Adjusted EBITDA for the quarter was $12.9 million. For the year-to-date, Adjusted EBITDA was $42.5 million.

“Our operating performance continues to be in line with our 2010 forecast, which has allowed us to reduce our debt by $23.5 million so far this year” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Although today’s natural gas price environment has caused us to recognize a non-cash impairment charge on some of our acquired assets, we’re still confident about the opportunities in our existing asset base, our competitive position in the two basins in which we operate, our hedge position through 2014, and our prospects for the long-term.”

Liquidity Update

The company had a cash balance of $13.2 million as of September 30, 2010. Outstanding debt under the company’s credit facility currently totals $171.5 million, leaving the company with $33.5 million in available borrowing capacity at the company’s current borrowing base of $205 million.

Lenders to CEP are currently conducting a regularly scheduled semi-annual review of the company’s borrowing base. The company expects to announce the results of that review over the next several weeks.

Financial Outlook for 2010

The company’s 2010 forecast, announced earlier this year, is for total capital spending of between $10 million and $12 million. The company now projects that it will complete between 30 and 35 net wells and recompletions in 2010 with this level of capital spending.

Net production is forecast to range between 14.5 and 15.5 Bcfe for 2010, with operating costs expected to range between $52 million and $56 million for the year.

The company entered 2010 with approximately 9.5 Bcfe of its 2010 Mid-Continent production hedged at an average price of $7.49 per Mcfe and an additional 2.4 Bcfe of its remaining production hedged at an average price of $8.21 per Mcfe. For the balance of the year the company has hedged 2.3 Bcfe of its Mid-Continent production at an average price of $7.47 per Mcfe and an additional 0.6 Bcfe of its remaining production at an average price of $8.15 per Mcfe. The remainder of the company’s production for 2010 is subject to market conditions and pricing.

The company uses the mark-to-market accounting method for all of its derivatives and, as a result, will recognize all future changes in the fair value of its derivatives as gains and losses in earnings.

Financial Outlook for 2011

“In 2011, our focus will continue to remain on debt reduction, which we intend to achieve with cash flow from operations through lower capital spending, continuation of our distribution suspension through 2011, and cost containment,” said Brunner. “We currently anticipate that this strategic focus will result in additional debt reduction of between $25 million and $30 million next year.”

The company announced that it anticipates total capital spending for 2011 to range between $10 million and $12 million. At this level of capital spending, the company forecasts it will complete between 30 and 35 net wells. Net production is forecast to range between 13.4 and 14.2 Bcfe for 2011, with operating costs expected to range between $48 million and $52 million for the year.

The company has hedged approximately 7.6 Bcfe of its Mid-Continent production in 2011 at an average price of $7.87 per Mcfe and an additional 2.4 Bcfe of production at an average price of $8.51 per Mcfe. The remainder of the company’s production for 2011 is subject to market conditions and pricing.

Distribution Outlook

The company expects distributions will remain suspended until after such time that debt levels are reduced and market conditions again warrant resumption of capital spending at maintenance levels. All distributions are subject to approval by the company’s Board of Managers.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CDT) on Friday, Nov. 5, 2010 to discuss third quarter 2010 results. The company expects to release its third quarter 2010 earnings before the market opens that day.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (888) 810-6805 shortly before 8:30 a.m. (CDT). The international phone number is (517) 308-9398. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 470-7045 or (203) 369-1479 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its third quarter 2010 Form 10-Q on or about Nov. 5, 2010.

Non-GAAP Measures

We present net income before charges and Adjusted EBITDA in addition to our reported net income in accordance with GAAP.

Net income (loss) before charges is a non-GAAP financial measure that is defined as net income (loss) adjusted by asset impairments.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; exploration costs; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and unrealized (gain) loss on derivatives/hedge ineffectiveness.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2010		2009		2010		2009
Net Production:
Total production (MMcfe)	3,758		4,414		11,363		13,020
Average daily production (Mcfe/day)	40,848		47,978		41,623		47,692

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$6.93	(a)	$6.81	(a)	$7.13	(a)	$7.08	(a)
Net realized price, excluding hedges	$4.33	(b)	$3.18	(b)	$4.59	(b)	$3.39	(b)

(a) Excludes impact of mark-to-market losses and net of cost of sales.
(b) Excludes all hedges, the impact of mark-to-market losses and net of cost of sales.

Net Wells Drilled and Completed	7		—		11		60
Net Recompletions	3		—		7		17
Developmental Dry Holes	—		—		—		1

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)

Oil and gas sales	$26,643	$30,663	$82,958	$94,223
Gain/(Loss) from mark-to-market activities	21,100	(6,368)	51,832	829

Total Revenues	47,743	24,295	134,790	95,052

Operating expenses:
Lease operating expenses	7,953	8,169	23,645	25,243
Cost of sales	592	586	1,949	2,030
Production taxes	647	715	2,449	2,245
General and administrative	5,027	4,568	14,277	14,009
Exploration costs	284	276	731	482
(Gain)/Loss on sale of assets	—	—	(13)	14
Depreciation, depletion and amortization	26,175	15,214	79,598	43,883
Asset Impairments	270,408	241	270,966	4,201
Accretion expense	205	109	617	267

Total operating expenses	311,291	29,878	394,219	92,374

Other expenses:
Interest (income) expense, net	3,695	3,600	11,138	9,719
Other (income) expense	(120)	(82)	(410)	(129)

Total expenses	314,866	33,396	404,947	101,964

Net income (loss)	$(267,123)	$(9,101)	$(270,157)	$(6,912)

Adjusted EBITDA	$12,919	$16,843	$42,453	$51,380

EPS - Basic	($10.91)	($0.40)	($11.10)	($0.31)
EPS - Basic Units Outstanding	24,489,229	22,665,098	24,345,034	22,518,284

EPS - Diluted	($10.91)	($0.40)	($11.10)	($0.31)
EPS - Diluted Units Outstanding	24,489,229	22,665,098	24,345,034	22,518,284

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to Net Income (Loss) Before Charges

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)

Net income (loss) as reported	$(267,123)	$(9,101)	$(270,157)	$(6,912)

Add: Asset impairments	270,408	241	270,966	4,201

Net income (loss) before charges	$3,285	$(8,860)	$809	$(2,711)

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	Sep. 30, 2010	Dec. 31, 2009
	($ in thousands)

Current assets	$61,590	$45,265
Natural gas properties, net of accumulated depreciation, depletion and amortization	277,447	612,625
Other assets	63,012	50,427

Total assets	$402,049	$708,317

Current liabilities	$14,413	$16,484
Debt	172,500	195,000
Other long-term liabilities	12,783	12,129

Total liabilities	199,696	223,613

Class D Interests	6,667	6,667

Common members’ equity	180,546	449,670
Accumulated other comprehensive income	15,140	28,367

Total members’ equity	195,686	478,037

Total liabilities and members’ equity	$402,049	$708,317

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(267,123)	$(9,101)	$(270,157)	$(6,912)
Add:
Interest (income) expense, net	3,695	3,600	11,138	9,719
Depreciation, depletion and amortization	26,175	15,214	79,598	43,883
Asset Impairments	270,408	241	270,966	4,201
Accretion expense	205	109	617	267
(Gain)/Loss on sale of assets	—	—	(13)	14
Exploration costs	284	276	731	482
Unit-based compensation programs	375	136	1,405	288
(Gain)/Loss from mark-to-market activities	(21,100)	6,368	(51,832)	(829)
Unrealized (gain)/loss on derivatives/hedge ineffectiveness	—	—	—	267

Adjusted EBITDA (1)	$12,919	$16,843	$42,453	$51,380

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(21,092)	$(16,744)	$(3,034)	$2,190
Add:
Interest (income) expense, net	3,387	3,278	7,443	6,119
Depreciation, depletion and amortization	26,175	14,635	53,423	28,669
Asset Impairments	558	3,560	558	3,960
Accretion expense	205	56	412	157
(Gain)/Loss on sale of assets	(5)	(3)	(13)	14
Exploration costs	224	103	447	206
Unit-based compensation programs	593	84	1,030	152
(Gain)/Loss from mark-to-market activities	4,549	12,134	(30,732)	(7,197)
Unrealized (gain)/loss on derivatives/hedge ineffectiveness	—	—	—	267

Adjusted EBITDA (1)	$14,594	$17,103	$29,534	$34,537

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	interest (income) expense, net;

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	asset impairments;

•	accretion expense;

•	(gain) loss on sale of assets;

•	exploration costs;

•	(gain) loss from equity investment;

•	unit-based compensation programs;

•	(gain) loss from mark-to-market activities; and

•	unrealized (gain) loss on derivatives/hedge ineffectiveness.